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                                                                    EXHIBIT 99.1


NEWS                                       RE: PACIFIC GULF PROPERTIES INC.
BULLETIN                                       4220 VON KARMAN, 2ND FLOOR
                                               NEWPORT BEACH, CA  92660-2002

                                               TRADED NYSE:  PAG

FOR FURTHER INFORMATION:

Donald G. Herrman           Victoria J. Baker
Chief Financial Officer     General Information
(949) 223-5000              (703) 370-8652
-----------------------------------------------

FOR IMMEDIATE RELEASE
NOVEMBER 9, 2000

PACIFIC GULF PROPERTIES INC. SHAREHOLDERS
APPROVE SALE OF INDUSTRIAL PORTFOLIO AND LIQUIDATION

NEWPORT BEACH, CA - Nov. 9, 2000 - Pacific Gulf Properties Inc. (NYSE:PAG) announced that, at a special meeting of shareholders held today, shareholders approved the Company's sale of its industrial properties portfolio to CalWest Industrial Properties, as well as the sale of the Company's remaining assets and subsequent liquidation and dissolution. Both proposals received the required vote of a majority of all outstanding voting shares of the Company's common and preferred stock.

         Glenn Carpenter, the Company's Chairman and Chief Executive Officer, said "We are extremely pleased that our shareholders have supported the determination by our management and board of directors that these transactions present the best opportunity in today's market environment to maximize value for our shareholders."

         The Company anticipates that the initial closing of the industrial property sale will occur this month for an aggregate price of approximately $
856.9 million, excluding one property that has been deleted from the transaction and four other properties that may require additional remediation before sale or that may be deleted from the sale.

         The Company has closed on the sale of four of its multifamily apartment properties, receiving an aggregate price of approximately $60.5 million. The Company also has pending sales for seven of its eight multifamily apartment properties for an aggregate purchase price of approximately $62.0 million, although such transactions remain subject to several conditions and there can be no assurance that they will close. The Company has not entered into any definitive agreements for the sale of its remaining assets.

         If the initial closing of the industrial property sale and the closing of the multifamily apartment sales occur as currently scheduled, the Company anticipates making an initial special distribution of proceeds to its shareholders in mid-December.

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Shareholders Approve Sale and Liquidation
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         Pacific Gulf Properties is a real estate investment trust (REIT) that owns, develops and manages a portfolio of industrial properties targeting small to mid-size tenants in selected high-growth U.S. western markets. The Company's industrial portfolio includes 72 properties encompassing more than 14.9 million square feet of space. Pacific Gulf also maintains a multifamily portfolio that includes eight rental communities comprising approximately 1,500 units designed for the burgeoning population of active seniors age 55 and better. The company is headquartered in Newport Beach, California. For more information please visit the Company's web site, www.pacificgulf.com.

Forward-looking statements and comments in this press release are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Such statements relating to, among other things, events, conditions, prospects and financial trends that may affect the company's future plans of operations, business strategy, growth of operations and financial position are not guarantees of future performance and are necessarily subject to risks and uncertainties, some of which are significant in scope and nature, including without limitation, increased competition, adverse economic trends, increasing interest rates and other factors.